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                     December 18, 2023

       Channing Au
       Chief Financial Officer
       Value Exchange International, Inc.
       Unit 602, Block B, 6 Floor, Shatin Industrial Centre
       5-7 Yuen Shun Circuit
       Shatin, N.T., Hong Kong SAR

                                                        Re: Value Exchange
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-53537

       Dear Channing Au:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Paul Richter